UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2017

REGENXBIO INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37553	47-1851754
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9600 Blackwell Road, Suite 210 Rockville, Maryland	20850
(Address of principal executive offices)	(Zip Code)

(240) 552-8181

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.02 Termination of a Material Definitive Agreement.

On August 24, 2017, REGENXBIO Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), with Dimension Therapeutics, Inc. (“Dimension”) and Muddy Charles Acquisition Corporation, a wholly owned subsidiary of the Company (“Merger Sub”), which provided for the merger of Merger Sub with and into Dimension, with Dimension continuing as the surviving corporation and a wholly owned subsidiary of the Company. On October 1, 2017, Dimension notified the Company that its Board of Directors determined that an amended proposal from Ultragenyx Pharmaceutical Inc. to acquire Dimension for $6.00 per share in cash constituted a “superior proposal” under the Merger Agreement and that Dimension’s Board of Directors intended to change its prior recommendation to Dimension’s stockholders to vote in favor of the proposed merger between the Company and Dimension. This notice invoked the Company’s matching right under the Merger Agreement. In response, the Company notified Dimension that it would not increase the consideration payable to Dimension stockholders under the Merger Agreement and that the Company waived its matching rights. As a result of the Company’s response, on October 2, 2017 Dimension notified the Company that it had terminated the Merger Agreement. Pursuant to the terms of the Merger Agreement, Dimension paid the Company the $2.85 million termination fee.

Item 8.01 Other Events.

On October 2, 2017, the Company issued a press release responding to Dimension’s notification of a superior proposal. A copy of the press release is filed as Exhibit 99.1 to this Current Report and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibit Index

Exhibit 99.1	REGENXBIO Inc. Press Release dated October 2, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGENXBIO INC.

Date: October 3, 2017	By:	/s/ Patrick J. Christmas II
Patrick J. Christmas II
Senior Vice President, General Counsel